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KPMG PEAT MARWICK LLP

    99 High Street           Telephone 617 988 1000         Telefax 617 988 0800
    Boston, MA 02110-2371
                                                                    Exhibit 23.1





                          INDEPENDENT AUDITORS CONSENT





The Board of Directors and Stockholders
ANDOVER BANCORP, INC.:

We consent to incorporation by reference in Registration Statement No. 33-21975 on Form S-8 of Andover Bancorp, Inc. of our report dated January 14, 1999, relating to the consolidated balance sheets of Andover Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included herein.

                                                       /s/ KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 9, 1999

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